Exhibit 99.4

Management’s discussion and analysis of financial condition and results of operations

OVERVIEW

We are principally an independent petroleum refiner operating three refineries in Artesia and Lovington, New Mexico (operated as one refinery) and Woods Cross, Utah and, as of June 1, 2009, our recently acquired refinery in Tulsa, Oklahoma. See “Our recent acquisition of the Tulsa Refinery.” As of March 31, 2009, prior to our acquisition of the Tulsa Refinery, our refineries had a combined crude capacity of 131,000 BPSD. Our profitability depends largely on the spread between market prices for refined petroleum products and crude oil prices. At March 31, 2009, we also owned a 46% interest in HEP, which owns and operates pipeline and terminalling assets and owns a 70% interest in Rio Grande Pipeline Company and a 25% interest in the joint venture that owns the 95-mile crude oil SLC Pipeline (the “SLC Pipeline”). On May 8, 2009 and May 21, 2009, HEP sold 2,000,000 and 192,400 common units, respectively, to the public, reducing our interest in HEP to approximately 41%, including our 2% general partner interest.

Our principal source of revenue is from the sale of high value light products such as gasoline, diesel fuel and jet fuel in markets in the southwestern and western United States and, as of our June 1, 2009, acquisition of the Tulsa Refinery, high value specialty lubricant products. Our principal expenses are costs of products sold and operating expenses.

On February 29, 2008, we sold certain crude pipelines and tankage assets (the “Crude Pipelines and Tankage Assets”) to HEP for $180.0 million. The assets consisted of crude oil trunk lines that deliver crude oil to our Navajo Refinery in southeast New Mexico, gathering and connection pipelines located in west Texas and New Mexico, on-site crude tankage located within the Navajo and Woods Cross Refinery complexes, a jet fuel products pipeline between Artesia and Roswell, New Mexico and a leased jet fuel terminal in Roswell, New Mexico. We received consideration of $171.0 million in cash and 217,497 HEP common units having a value of $9.0 million for the assets.

In connection with the 2008 transaction, we entered into a 15-year crude pipelines and tankage agreement with HEP (“HEP CPTA”). Under the HEP CPTA, we agreed to transport and store volumes of crude oil on HEP’s crude pipelines and tankage facilities that, at the agreed rates, result in minimum annual payments to HEP of $26.8 million. These annual payments are adjusted each year at a rate equal to the percentage change in the producer price index (“PPI”), but they will not decrease as a result of a decrease in the PPI. Under the agreement, the tariff rates on the crude pipelines will generally be increased each year at a rate equal to the percentage change in the FERC Oil Pipeline Index. The FERC Oil Pipeline Index is the change in the PPI plus a Federal Energy Regulatory Commission (“FERC”) adjustment factor. Additionally, we amended our Omnibus Agreement with HEP (“Omnibus Agreement”) to provide $7.5 million of indemnification for environmental noncompliance and remediation liabilities associated with the Crude Pipelines and Tankage Assets that occurred or existed prior to our sale to HEP for a period of up to fifteen years.

HEP is a VIE as defined under FIN No. 46R. Under the provisions of FIN No. 46R, HEP’s purchase of the Crude Pipelines and Tankage Assets qualified as a reconsideration event whereby we reassessed our beneficial interest in HEP. Following this transaction, we determined that our beneficial interest in HEP exceeded 50%. Accordingly, we reconsolidated HEP effective March 1, 2008 and no longer account for our investment in HEP under the equity method of accounting.

On March 31, 2006, we sold our Montana Refinery to Connacher. The net cash proceeds we received on the sale amounted to $48.9 million, net of transaction fees and expenses. Additionally, we received 1,000,000 shares of Connacher common stock valued at $4.3 million at March 31, 2006. We have

Management’s discussion and analysis of financial condition and results of operations presented the results of operations of the Montana Refinery and a net gain of $14.0 million on the sale in discontinued operations.

Under our common stock repurchase program, repurchases are made from time to time in the open market or privately negotiated transactions based on market conditions, securities law limitations and other factors. During the year ended December 31, 2008, we repurchased 3,228,489 shares at a cost of $137.1 million, or an average of $42.48 per share. Since inception of our common stock repurchase initiatives beginning in May 2005 through December 31, 2008, we have repurchased 16,759,395 shares at a cost of $655.2 million, or an average of $39.10 per share.

The following management’s discussion and analysis of financial condition and results of operations does not include information relating to the Tulsa Refinery, which we acquired on June 1, 2009.

RESULTS OF OPERATIONS

Statement of income data

				Three months ended March 31,
	Year ended December 31,			(unaudited)
	2008	2007	2006	2009	2008

	(in thousands)

Sales and other revenues	$5,867,668	$4,791,742	$4,023,217	$650,823	$1,479,984
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	5,280,699	4,003,488	3,349,404	511,654	1,383,437
Operating expenses (exclusive of depreciation and amortization)	267,570	209,281	208,460	67,202	60,708
General and administrative expenses (exclusive of depreciation and amortization)	54,906	68,773	63,255	11,747	12,832
Depreciation and amortization	63,789	43,456	39,721	20,321	13,309
Exploration expenses, including dry holes	372	412	486	—	105

Total operating costs and expenses	5,667,336	4,325,410	3,661,326	610,924	1,470,391

Income from operations	200,332	466,332	361,891	39,899	9,593
Other income (expense):
Equity in earnings of Holly Energy Partners	2,990	19,109	12,929	—	2,990
Equity in earnings of SLC Pipeline	—	—	—	175	—
Impairment of equity securities	(3,724)	—	—	—	—
Gain on sale of HPI	5,958	—	—	—	—
Interest income	10,824	15,089	9,757	2,196	3,555
Interest expense	(23,955)	(1,086)	(1,076)	(6,239)	(1,992)

	(7,907)	33,112	21,610	(3,868)	4,553

Management’s discussion and analysis of financial condition and results of operations

				Three months ended March 31,
	Year ended December 31,			(unaudited)
	2008	2007	2006	2009	2008

	(in thousands)

Income from continuing operations before income taxes	192,425	499,444	383,501	36,031	14,146
Income tax provision	64,826	165,316	136,603	12,131	4,695

Income from continuing operations	127,599	334,128	246,898	23,900	9,451
Income from discontinued operations, net of taxes	—	—	19,668	—	—

Net income(1)	127,599	334,128	266,566	23,900	9,451
Less net income attributable to noncontrolling interest(1)	7,041	—	—	1,955	802

Net income attributable to Holly Corporation stockholders(1)	$120,558	$334,128	$266,566	$21,945	$8,649

Earnings per share attributable to Holly Corporation stockholders—basic:
Continuing operations	$2.40	$6.09	$4.33	$0.44	$0.17
Discontinued operations	—	—	0.35	—	—

Net income	$2.40	$6.09	$4.68	$0.44	$0.17

Earnings per share attributable to Holly Corporation stockholders—diluted:
Continuing operations	$2.38	$5.98	$4.24	$0.44	$0.17
Discontinued operations	—	—	0.34	—	—

Net income	$2.38	$5.98	$4.58	$0.44	$0.17

Cash dividends declared per common share	$0.60	$0.46	$0.29	$0.15	$0.15

Average number of common shares outstanding:
Basic	50,202	54,852	56,976	50,042	51,165
Diluted	50,549	55,850	58,210	50,171	51,515

Management’s discussion and analysis of financial condition and results of operations

Balance sheet data

			Three months ended
			March 31,
	Year ended December 31,		(unaudited)
	2008	2007	2009	2008

	(in thousands)

Cash, cash equivalents and investments in marketable securities	$96,008	$329,784	$54,465	$437,771
Working capital	$68,465	$216,541	$32,619	$255,259
Total assets	$1,874,225	$1,663,945	$2,013,867	$2,276,722
Long-term debt—Holly Energy Partners	$341,914	$—	$411,485	$341,416
Total equity(1)	$936,332	$602,127	$951,084	$898,049

(1)	During the first quarter of 2009, we adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51.” As a result, net income attributable to the noncontrolling interest in our HEP subsidiary is now presented as an adjustment to net income to arrive at “Net income attributable to Holly Corporation stockholders” in our Consolidated Statements of Income. Prior to our adoption of this standard, this amount was presented as “Minority interest in earnings of HEP,” a non-operating expense item before “Income before income taxes.” Additionally, equity attributable to noncontrolling interests is now presented as a separate component of total equity in our Consolidated Financial Statements. We have adopted this standard on a retroactive basis. While this presentation differs from previous GAAP requirements, this standard did not affect our net income and equity attributable to Holly stockholders.

Cash flow data

				Three months ended March 31,
	Year ended December 31,			(unaudited)
	2008	2007	2006	2009	2008

	(in thousands)

Net cash provided by (used for) operating activities	$155,490	$422,737	$245,183	$(2,315)	$98,850
Net cash provided by (used for) investing activities	$(57,777)	$(293,057)	$35,805	$(70,339)	$83,459
Net cash provided by (used for) financing activities	$(151,277)	$(189,428)	$(175,935)	$85,727	$(96,127)
Capital expenditures	$418,059	$161,258	$120,429	$99,228	$72,761

Our operations are currently organized into two reportable segments, Refining and HEP. Our operations that are not included in the Refining and HEP segments are included in Corporate and other. Intersegment transactions are eliminated in our consolidated financial statements and are included in Eliminations.

Management’s discussion and analysis of financial condition and results of operations

				Three months ended March 31,
	Year ended December 31,			(unaudited)
	2008	2007	2006	2009	2008

	(in thousands)

Sales and other revenues
Refining(1)	$5,837,449	$4,790,164	$4,021,974	$636,910	$1,477,376
HEP(2)	101,750	—	—	32,125	9,942
Corporate and other	2,641	1,578	1,752	99	401
Consolidations and eliminations	(74,172)	—	(509)	(18,311)	(7,735)

Consolidated	$5,867,668	$4,791,742	$4,023,217	$650,823	$1,479,984

Operating income (loss)
Refining(1)	$210,252	$537,118	$425,474	$38,705	$18,884
HEP(2)	41,734	—	—	12,830	3,734
Corporate and other	(51,654)	(70,786)	(63,583)	(11,636)	(13,025)

Consolidated	$200,332	$466,332	$361,891	$39,899	$9,593

(1)	The Refining segment includes the operations of our Navajo Refinery, Woods Cross Refinery and Holly Asphalt Company. Although we previously included the Montana Refinery in the Refining segment prior to its sale in March 2006, the results of the Montana Refinery are now included in discontinued operations and are not included in the above tables. The Refining segment involves the purchase and refining of crude oil and wholesale and branded marketing of refined products, such as gasoline, diesel fuel and jet fuel, and includes our Navajo Refinery and Woods Cross Refinery. The petroleum products produced by the Refining segment are marketed in Texas, New Mexico, Arizona, Utah, Wyoming, Idaho, Washington and northern Mexico. The Refining segment also includes Holly Asphalt Company which manufactures and markets asphalt and asphalt products in Arizona, New Mexico, Texas and northern Mexico.

(2)	The HEP segment involves all of the operations of HEP effective March 1, 2008 (date of reconsolidation). HEP owns and operates a system of petroleum product and crude gathering pipelines in Texas, New Mexico, Oklahoma and Utah, distribution terminals in Texas, New Mexico, Arizona, Utah, Idaho, and Washington and refinery tankage in New Mexico and Utah. Revenues are generated by charging tariffs for transporting petroleum products and crude oil through their pipelines and by charging fees for terminalling petroleum products and other hydrocarbons, and storing and providing other services at their storage tanks and terminals. The HEP segment also includes a 25% interest in SLC Pipeline, a crude oil pipeline and a 70% interest in Rio Grande, which also provides petroleum products transportation services. Revenues from the HEP segment are earned through transactions for pipeline transportation, rental and terminalling operations as well as revenues relating to pipeline transportation services provided for our refining operations and from HEP’s interest in Rio Grande. Our revaluation of HEP’s assets and liabilities at March 1, 2008 (date of reconsolidation) resulted in basis adjustments to our consolidated HEP balances. Therefore, our reported amounts for the HEP segment may not agree to amounts reported in HEP’s periodic public filings.

Refining operating data

Our refinery operations include the Navajo Refinery and the Woods Cross Refinery. The following tables set forth information, including non-GAAP performance measures, about our consolidated refinery operations. The cost of products and refinery gross margin do not include the effect of

Management’s discussion and analysis of financial condition and results of operations depreciation and amortization. Reconciliations to amounts reported under GAAP are provided under “Annex A—Reconciliations to amounts reported under generally accepted accounting principles.”

	Year ended December 31,			Three months ended March 31,
	(unaudited)			(unaudited)
	2008	2007	2006	2009	2008

Consolidated(1)
Crude charge (BPD)(2)	100,680	103,490	96,570	80,994	108,160
Refinery production (BPD)(3)	110,850	113,270	105,730	86,347	120,080
Sales of produced refined products (BPD)	111,950	115,050	105,090	89,171	119,350
Sales of refined products (BPD)(4)	120,750	126,800	119,870	98,802	132,940
Refinery utilization(5)	89.7%	94.1%	92.4%	69.8%	97.4%
Average per produced barrel(6)
Net sales	$108.83	$89.77	$80.21	$55.23	$103.20
Cost of products(7)	97.87	73.03	64.43	43.30	95.48

Refinery gross margin	10.96	16.74	15.78	11.93	7.72
Refinery operating expenses(8)	5.14	4.43	4.83	6.40	4.78

Net operating margin	$5.82	$12.31	$10.95	$5.53	$2.94

(1)	The Montana Refinery was sold on March 31, 2006. Amounts reported are for the Navajo and Woods Cross Refineries.

(2)	Crude charge represents the barrels per day of crude oil processed at the crude units at our refineries.

(3)	Refinery production represents the barrels per day of refined products yielded from processing crude and other refinery feedstocks through the crude units and other conversion units at our refineries.

(4)	Includes refined products purchased for resale.

(5)	Represents crude charge divided by total crude capacity measured in BPSD. Our consolidated crude capacity was increased from 101,000 BPSD to 109,000 BPSD during 2006, from 109,000 BPSD to 111,000 BPSD in mid-year 2007 and by an additional 5,000 BPSD in the fourth quarter of 2008, increasing our consolidated crude capacity to 116,000 BPSD. During the first quarter of 2009, we completed a 15,000 BPSD expansion at our Navajo Refinery, increasing our consolidated crude capacity to 131,000 BPSD effective April 1, 2009.

(6)	Represents average per barrel amount for produced refined products sold, which is a non-GAAP measure. Reconciliations to amounts reported under GAAP are provided under “Annex A—Reconciliations to amounts reported under generally accepted accounting principles.”

(7)	Transportation costs billed from HEP are included in cost of products.

(8)	Represents operating expenses of the refineries, exclusive of depreciation and amortization.

Results of operations—three months ended March 31, 2009 compared to three months ended March 31, 2008.

Summary

Net income attributable to Holly Corporation stockholders for the three months ended March 31, 2009 was $21.9 million ($0.44 per basic and diluted share), a $13.3 million increase compared to $8.6 million ($0.17 per basic and diluted share) for the three months ended March 31, 2008. Income increased due principally to higher year-over-year refined product margins for the first quarter, partially offset by the effects of an overall decrease in refining production during the three months ended

Management’s discussion and analysis of financial condition and results of operations

March 31, 2009 due to planned downtime. Overall refinery gross margins for the three months ended March 31, 2009 were $11.93 per produced barrel compared to $7.72 for the three months ended March 31, 2008. Additionally contributing to the increase in net income for the first quarter of 2009 were improved results from our asphalt marketing business and an increase in sulfur credit sales.

Overall production levels for the three months ended March 31, 2009 decreased by 28% due principally to reduced production attributable to our planned major maintenance turnaround at the Navajo Refinery during the first quarter of 2009. We timed this turnaround with the completion of phase I of our major capital projects initiative at the Navajo Refinery, increasing the refinery’s production capacity from 85,000 BPSD to 100,000 BPSD effective April 1, 2009.

Sales and other revenues

Sales and other revenues from continuing operations decreased 56% from $1,480.0 million for the three months ended March 31, 2008 to $650.8 million for the three months ended March 31, 2009, due principally to significantly lower refined product sales prices combined with the effects of a 26% decrease in volumes of refined products sold. The average sales price we received per produced barrel sold decreased 46% from $103.20 for the first quarter of 2008 to $55.23 for the first quarter of 2009. The total volume of refined products sold for the three months ended March 31, 2009 decreased due to the effects of reduced production resulting from our Navajo Refinery’s planned major maintenance turnaround during the first quarter of 2009. Sales and other revenues for the three months ended March 31, 2009 and 2008, includes $13.8 million and $2.2 million, respectively, in HEP revenues attributable to pipeline and transportation services provided to unaffiliated parties. Additionally, revenues for the three months ended March 31, 2009 include sulfur credit sales of $4.5 million compared to $0.9 million for the three months ended March 31, 2008.

Cost of products sold

Cost of products sold decreased 63% from $1,383.4 million for the three months ended March 31, 2008 to $511.7 million for the three months ended March 31, 2009, due principally to significantly lower crude oil costs. The average price we paid per produced barrel sold for crude oil and feedstocks and the transportation costs of moving the finished products to the market place decreased 55% from $95.48 for the first quarter of 2008 to $43.30 for the first quarter of 2009. Also contributing to this decrease was the effects of a 26% decrease in first quarter year-over-year volumes of refined products sold.

Gross refinery margins

Gross refining margin per produced barrel increased 55% from $7.72 for the three months ended March 31, 2008 to $11.93 for the three months ended March 31, 2009 due to the effects of a decrease in the average price we paid per barrel of crude oil and feedstocks partially offset by a decrease in the average sales price we received per produced barrel sold. Gross refinery margin does not include the effects of depreciation and amortization. See “Annex A—Reconciliations to amounts reported under generally accepted accounting principles” for a reconciliation to the income statement of prices of refined products sold and costs of products purchased.

Operating expenses

Operating expenses, exclusive of depreciation and amortization, increased 11% from $60.7 million for the three months ended March 31, 2008 to $67.2 million for the three months ended March 31, 2009, due principally to the inclusion of HEP costs for a full three month period during the first quarter of 2009 compared to one month during the first quarter of 2008. For the three months ended March 31, 2009 and 2008, operating expenses included $10.8 million and $3.5 million, respectively, in costs

Management’s discussion and analysis of financial condition and results of operations attributable to HEP operations. Excluding HEP, operating expenses decreased by $0.8 million due principally to lower utility costs, partially offset by higher maintenance costs.

General and administrative expenses

General and administrative expenses decreased 9% from $12.9 million for the three months ended March 31, 2008 to $11.7 million for the three months ended March 31, 2009, due principally to a decrease in professional fees and services. For the three months ended March 31, 2009 and 2008, general and administrative expenses included $0.7 million and $0.5 million, respectively, in costs attributable to HEP operations.

Depreciation and amortization expenses

Depreciation and amortization increased 53% from $13.3 million for the three months ended March 31, 2008 to $20.3 million for the three months ended March 31, 2009. The increase was due principally to depreciation attributable to capitalized refinery improvement projects in 2008 and the inclusion of HEP depreciation expense. For the three months ended March 31, 2009 and 2008, depreciation and amortization expenses included $7.2 million and $2.0 million, respectively, in costs attributable to HEP operations.

Equity in earnings of HEP

Effective March 1, 2008, we reconsolidated HEP and no longer account for our investment in HEP under the equity method of accounting. Equity in earnings of HEP for the three months ended March 31, 2008 was $3.0 million, representing our pro-rata share of earnings in HEP from January 1 through February 29, 2008.

Interest expense

Interest expense was $6.2 million for the three months ended March 31, 2009 compared to $2.0 million for the three months ended March 31, 2008. The increase was due principally to the inclusion of HEP interest expense. For the three months ended March 31, 2009 and 2008, interest expense included $6.0 million and $1.7 million, respectively, in costs attributable to HEP operations.

Income taxes

Income taxes for the three months ended March 31, 2009 were $12.1 million compared to $4.7 million for the three months ended March 31, 2008. Our effective tax rate for the first quarter of 2009 and 2008 was 33.7% and 33.2%, respectively.

Results of operations—year ended December 31, 2008 compared to year ended December 31, 2007

Summary

Net Income attributable to Holly Corporation stockholders for the year ended December 31, 2008 was $120.6 million ($2.40 per basic and $2.38 per diluted share) compared to $334.1 million ($6.09 per basic and $5.98 per diluted share) for the year ended December 31, 2007. Income for the year ended December 31, 2008 decreased $213.5 million compared to the year ended December 31, 2007 due principally to reduced refined product margins during the first half of 2008. Overall refinery gross margins from continuing operations for the year ended December 31, 2008 were $10.96 per produced barrel compared to $16.74 for the year ended December 31, 2007.

Management’s discussion and analysis of financial condition and results of operations

Sales and other revenues

Sales and other revenues from continuing operations increased 23% from $4,791.7 million for the year ended December 31, 2007 to $5,867.7 million for the year ended December 31, 2008 due principally to higher refined product sales prices, partially offset by a 5% decrease in volumes of refined products sold. The average sales price we received per produced barrel sold increased 21% from $89.77 for the year ended December 31, 2007 to $108.83 for the year ended December 31, 2008. The decrease in volumes of refined products sold was principally due to the effects of downtime at our refineries during the second quarter and a scheduled major maintenance turnaround at our Woods Cross Refinery during the third quarter of 2008. Additionally, sales and other revenues for the year ended December 31, 2008 include $27.6 million in HEP revenues attributable to pipeline and transportation services provided to unaffiliated parties due to our reconsolidation of HEP effective March 1, 2008. Sales and other revenues for 2007 include $23.0 million in sulfur credit sales.

Cost of products sold

Cost of products sold increased 32% from $4,003.5 million in 2007 to $5,280.7 million in 2008 due principally to significantly higher crude oil costs in the first half of 2008. The average price we paid per barrel of crude oil and feedstocks used in production and the transportation costs of moving the finished products to the market place increased 34% from $73.03 in 2007 to $97.87 in 2008. This increase was partially offset by the effects of a 5% decrease in year-over-year volumes of refined products sold.

Gross refinery margins

Gross refining margin per produced barrel decreased 35% from $16.74 in 2007 to $10.96 in 2008 due to an increase in the average we paid per produced barrel of crude oil and feedstocks, partially offset by the effects of an increase in the average sales price we received per produced barrel sold. Gross refining margin does not include the effects of depreciation or amortization. See “Annex A—Reconciliations to amounts reported under generally accepted accounting principles” for a reconciliation to the income statements of prices of refined products sold and costs of products purchased.

Operating expenses

Operating expenses, exclusive of depreciation and amortization, increased 28% from $209.3 million in 2007 to $267.6 million in 2008 due principally to the inclusion of $35.2 million in operating costs attributable to HEP as a result of our reconsolidation effective March 1, 2008. Additionally, higher refinery utility and payroll costs along with increased maintenance costs associated with unplanned downtime contributed to this increase.

General and administrative expenses

General and administrative expenses decreased 20% from $68.8 million in 2007 to $54.9 million in 2008 due principally to a decrease in equity-based compensation expense, which is to some extent affected by our stock price. Additionally, general and administrative expenses for 2008 include $5.6 million in expenses related to HEP operations following our reconsolidation of HEP effective March 1, 2008.

Depreciation and amortization expenses

Depreciation and amortization increased 47% from $43.5 million in 2007 to $63.8 million in 2008 due principally to the inclusion of $19.2 million in depreciation and amortization related to HEP operations following our reconsolidation of HEP effective March 1, 2008 and depreciation attributable to capitalized refinery improvement projects in 2008 and 2007.

Management’s discussion and analysis of financial condition and results of operations

Equity in earnings of HEP

Effective March 1, 2008, we reconsolidated HEP and no longer account for our investment in HEP under the equity method of accounting. Our equity in earnings of HEP was $3.0 million and $19.1 million for the years ended December 31, 2008 and 2007, respectively.

Impairment of equity securities

Impairment of equity securities represents an impairment loss of $3.7 million during the year ended December 31, 2008 that relates to 1,000,000 shares of Connacher common stock that was received in connection with our sale of the Montana Refinery in 2006. We accounted for this impairment as an other-than-temporary decline in the fair value of these securities.

Gain on sale of Holly Petroleum, Inc.

We sold substantially all of the oil and gas properties of Holly Petroleum, Inc. (“HPI”), a subsidiary that previously conducted a small-scale oil and gas exploration and production program, in 2008 for $6.0 million, resulting in a gain of $6.0 million.

Interest income

Interest income for the year ended December 31, 2008 was $10.8 million compared to $15.1 million for the year ended December 31, 2007 due principally to the effects of a lower interest rate environment combined with a decrease in investments in marketable debt securities.

Interest expense

Interest expense was $24.0 million for the year ended December 31, 2008 compared to $1.1 million for the year ended December 31, 2007. The increase in interest expense was due principally to the inclusion of $21.5 million in interest expense related to HEP operations following our reconsolidation of HEP effective March 1, 2008.

Income taxes

Income taxes decreased 61% from $165.3 million in 2007 to $64.8 million in 2008 due to lower pre-tax earnings in 2008 compared to 2007. The effective tax rate for the year ended December 31, 2008 was 33.7% compared to 33.1% for the year ended December 31, 2007. We realized a lower effective tax rate during 2007 due principally to a higher utilization of ultra low sulfur diesel tax credits in 2007 that were fully utilized in 2008.

Income attributable to noncontrolling interest

Net income attributable to noncontrolling interest for the year ending December 31, 2008 reduced our income by $7.0 million and represents the noncontrolling interest in HEP’s earnings.

Results of operations—year ended December 31, 2007 compared to year ended December 31, 2006

Summary

Income from continuing operations for the year ended December 31, 2007 was $334.1 million ($6.09 per basic and $5.98 per diluted share) compared to $246.9 million ($4.33 per basic and $4.24 per diluted share) for the year ended December 31, 2006. Net income from continuing operations increased by 35%, or $87.2 million, for the year ended December 31, 2007 compared to the year ended December 31, 2006 due principally to an overall increase in refined product margins during the first half of 2007 combined

Management’s discussion and analysis of financial condition and results of operations with an increase in volumes of produced refined products sold, partially offset by an increase in total operating costs and expenses and an overall decrease in refined product margins during the second half of the year. Overall sales of produced refined products from continuing operations for the year ended December 31, 2007 increased 9% compared to the year ended December 31, 2006. Overall refinery gross margins from continuing operations for the year ended December 31, 2007 were $16.74 per produced barrel compared to $15.78 for the year ended December 31, 2006.

Sales and other revenues

Sales and other revenues from continuing operations increased 19% from $4,023.2 million for the year ended December 31, 2006 to $4,791.7 million for the year ended December 31, 2007 due principally to higher refined product sales prices and an increase in volumes of produced refined products sold. The average sales price we received per produced barrel sold increased 12% from $80.21 for the year ended December 31, 2006 to $89.77 for the year ended December 31, 2007. The total volume of produced refined products sold increased 9% for the year ended December 31, 2007 compared to the same period in 2006 due principally to an increase in production following a combined 10,000 BPSD capacity expansion at our Navajo Refinery during 2006 and 2007. Additionally, sales and other revenues for the year ended December 31, 2007 include $23.0 million in sulfur credit sales compared to $15.9 million for the year ended December 31, 2006.

Cost of products sold

Cost of products sold increased 20% from $3,349.4 million in 2006 to $4,003.5 million in 2007 due principally to the higher costs of purchased crude oil and an increase in volumes of produced refined products sold. The average price we paid per barrel of crude oil and feedstocks used in production and the transportation costs of moving the finished products to the market place increased 13% from $64.43 in 2006 to $73.03 in 2007.

We recognized a $0.8 million charge to cost of products sold during 2007 resulting from liquidations of certain LIFO inventory quantities that were carried at higher costs as compared to current costs. In 2006, we recognized a $4.2 million reduction to cost of products sold as liquidated LIFO inventory quantities were carried at lower costs as compared to then current costs.

Refinery gross margin

Refining gross margin per produced barrel increased 6% from $15.78 in 2006 to $16.74 in 2007. Refinery gross margin does not include the effects of depreciation or amortization. See “Annex A—Reconciliations to amounts reported under generally accepted accounting principles” for a reconciliation to the income statements of prices of refined products sold and costs of products purchased.

Operating expenses

Operating expenses, exclusive of depreciation and amortization, increased less than 1% from $208.5 million in 2006 to $209.3 million in 2007.

General and administrative expenses

General and administrative expenses increased 9% from $63.3 million in 2006 to $68.8 million in 2007 due principally to increased equity-based incentive compensation expense and software implementation costs.

Depreciation and amortization expenses

Depreciation and amortization increased 9% from $39.7 million in 2006 to $43.5 million in 2007 due to capitalized refinery improvement projects in 2006 and 2007.

Management’s discussion and analysis of financial condition and results of operations

Equity in earnings of HEP

Our equity in earnings of HEP was $19.1 million for the year ended December 31, 2007 compared to $12.9 million for the year ended December 31, 2006. The increase in our equity in earnings of HEP was due principally to an increase in HEP’s earnings for the year ended December 31, 2007 compared to the year ended December 31, 2006.

Interest income

Interest income for the year ended December 31, 2007 was $15.1 million compared to $9.8 million for the year ended December 31, 2006. The increase in interest income was due principally to the effects of a higher interest rate environment combined with increased investments in marketable debt securities.

Interest expense

Interest expense was $1.1 million for each of the years ended December 31, 2007 and 2006.

Income taxes

Income taxes increased 21% from $136.6 million in 2006 to $165.3 million in 2007 due to higher pre-tax earnings in 2007 compared to 2006, partially offset by a lower effective tax rate. The effective tax rate for the year ended December 31, 2007 was 33.1% compared to 35.6% for the year ended December 31, 2006. The decrease in our effective tax rate was due principally to a statutory increase from 3% to 6% in the federal tax deduction for domestic manufacturing activities.

Discontinued operations

We had no income from discontinued operations for the year ended December 31, 2007, as our Montana Refinery operations have ceased. Income from discontinued operations was $19.7 million for the year ended December 31, 2006, which consisted of a $14.0 million gain on the sale of the Montana Refinery, net of $8.3 million in income taxes, and $5.7 million of earnings, which was largely due to the liquidation of certain retained quantities of inventories that were not included in the sale of our Montana Refinery on March 31, 2006.

LIQUIDITY AND CAPITAL RESOURCES

We consider all highly-liquid instruments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value, and are invested primarily in conservative, highly-rated instruments issued by financial institutions or government entities with strong credit standings. We also invest available cash in highly-rated marketable debt securities primarily issued by government entities that have maturities greater than three months. These securities include investments in variable rate demand notes (“VRDN”). Although VRDN may have long-term stated maturities, generally 15 to 30 years, we have designated these securities as available-for-sale and have classified them as current because we view them as available to support our current operations. Rates on VRDN are typically reset either daily or weekly and may be liquidated at par on the rate reset date. We also invest in other marketable debt securities with the maximum maturity of any individual issue not greater than two years from the date of purchase. All of these instruments are classified as available-for-sale and, as a result, are reported at fair value. Unrealized gains and losses, net of related income taxes, are reported as a component of accumulated other comprehensive income or loss. As of March 31, 2009, we had cash and cash equivalents of $53.9 million.

Cash and cash equivalents increased by $13.1 million during the three months ended March 31, 2009. Net cash provided by financing activities of $85.7 million exceeded the combined cash used for

Management’s discussion and analysis of financial condition and results of operations operating activities of $2.3 million and investing activities of $70.3 million. Working capital decreased by $35.8 million during the three months ended March 31, 2009.

In April 2009, we entered into a second amended and restated $300.0 million senior secured revolving credit agreement that amends and restates our previous credit agreement in its entirety with Bank of America, N.A. as administrative agent and one of a syndicate of lenders. The credit agreement expires in March 2013 and may be used to fund working capital requirements, capital expenditures, permitted acquisitions or other general corporate purposes. We have the right to request an increase in the maximum amount of the credit agreement of up to $150 million, which would bring the maximum amount of the credit agreement to a total of $450 million. The request will become effective if (a) certain customary conditions specified in the credit agreement are met and (b) one or more existing lenders under the credit agreement or other financial institutions approved by the administrative agent commit to lend the increased amounts under the credit agreement.

Our obligations under the credit agreement are secured by the inventory and accounts receivable owned by us and our wholly-owned subsidiaries designated as Restricted Subsidiaries in the credit agreement. Indebtedness under the credit agreement is recourse to us and is guaranteed by our wholly-owned subsidiaries designated as Restricted Subsidiaries in the credit agreement. HEP and its subsidiaries are not guarantors of our credit agreement.

Indebtedness under the credit agreement bears interest, at our option, at either (a)(i) a base rate equal to the highest of: the Federal Funds Rate plus 1/2 of 1%, London Interbank Offered Rate plus 1% and the prime rate (as publicly announced from time to time by Bank of America, N.A.), as applicable, plus (ii) an applicable margin (ranging from 2.25% to 2.75%) or (b) at a rate equal to the London Interbank Offered Rate plus an applicable margin (ranging from 3.25% to 3.75%). In each case, the applicable margin is based upon the ratio (the “Leverage Ratio”) of our consolidated indebtedness (as defined in the credit agreement) to Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in the credit agreement) for a given period. We incur a commitment fee on the unused portion of the commitments (the calculation of which excludes amounts borrowed as swing line loans except to the extent that a lender has purchased a participation in a swing line loan) at a rate of 0.50%.

The credit agreement imposes certain restrictions, including: limitations on investments (including distributions to Unrestricted Subsidiaries (as defined in the credit agreement)); limitations on our ability to incur debt, make loans, acquire other companies, change the nature of our business, enter a merger or consolidation or sell assets; and covenants that require maintenance of a specified Leverage Ratio and a specified EBITDA to interest expense ratio.

We were in compliance with all covenants under our $175 million senior secured revolving credit agreement in existence at March 31, 2009. At March 31, 2009, we had outstanding letters of credit totaling $9.8 million and outstanding borrowings under our then existing credit agreement of $55.0 million. At that level of usage, the unused commitment under such credit agreement was $110.2 million at March 31, 2009.

There are currently a total of twelve lenders under our $300.0 million credit agreement, with individual commitments ranging from $15.0 million up to $47.5 million. If any particular lender could not honor its commitment, we believe the unused capacity under our credit agreement would be available to meet our borrowing needs. Additionally, we have reviewed publicly available information on our lenders in order to review and monitor their financial stability and assess their ongoing ability to honor their commitments under the credit agreement. We have not experienced, nor do we expect to experience, any difficulty in the lenders’ ability to honor their respective commitments, and if it were to become necessary, we believe there would be alternative lenders or options available.

Management’s discussion and analysis of financial condition and results of operations

HEP has a $300.0 million senior secured revolving credit agreement expiring in August 2011 (the “HEP Credit Agreement”). The HEP Credit Agreement is available to fund capital expenditures, acquisitions and working capital or other general partnership purposes. HEP’s obligations under the HEP Credit Agreement are collateralized by substantially all of HEP’s assets. HEP assets that are included in our Consolidated Balance Sheets at March 31, 2009 consist of $4.3 million in cash and cash equivalents, $4.1 million in trade accounts receivable and other current assets, $359.3 million in property, plant and equipment, net and $108.5 million in intangible and other assets. Indebtedness under the HEP Credit Agreement is recourse to HEP Logistics Holdings, L.P., HEP’s general partner, and guaranteed by HEP’s wholly-owned subsidiaries. Any recourse to the general partner would be limited to the extent of HEP Logistics Holdings, L.P.’s assets, which other than its investment in HEP, are not significant. Navajo Pipeline Co., L.P., Navajo Refining Company, L.L.C. and Woods Cross Refining Company, L.L.C., three of our subsidiaries, have agreed to indemnify HEP’s controlling partner to the extent it makes any payment in satisfaction of debt service due on up to a $171.0 million aggregate principal amount of borrowings under the HEP Credit Agreement.

As of March 31, 2009, there were a total of thirteen lenders under the HEP Credit Agreement with individual commitments ranging from $15.0 million up to $40.0 million. If any particular lender could not honor its commitment, HEP has unused capacity available under its credit agreement, which was $60.0 million as of March 31, 2009, to meet its borrowing needs. Additionally, publicly available information on these lenders is reviewed in order to monitor their financial stability and assess their ongoing ability to honor their commitments under the HEP Credit Agreement. HEP has not experienced, nor does it expect to experience, any difficulty in the lenders’ ability to honor their respective commitments, and if it were to become necessary, HEP believes there would be alternative lenders or options available.

The $185.0 million principal amount outstanding of HEP senior notes maturing March 1, 2015 are registered with the SEC and bear interest at 6.25% (“HEP Senior Notes”). The HEP Senior Notes are unsecured and impose certain restrictive covenants, including limitations on HEP’s ability to incur additional indebtedness, make investments, sell assets, incur certain liens, pay distributions, enter into transactions with affiliates and enter into mergers. At any time when the HEP Senior Notes are rated investment grade by both Moody’s and Standard & Poor’s and no default or event of default exists, HEP will not be subject to many of the foregoing covenants. Additionally, HEP has certain redemption rights under the HEP Senior Notes. Indebtedness under the HEP Senior Notes is recourse to HEP Logistics Holdings, L.P., HEP’s general partner, and guaranteed by HEP’s wholly-owned subsidiaries. Any recourse to the general partner would be limited to the extent of HEP Logistics Holdings, L.P.’s assets, which other than its investment in HEP, are not significant. Navajo Pipeline Co., L.P., one of our subsidiaries, has agreed to indemnify HEP’s controlling partner to the extent it makes any payment in satisfaction of debt service on up to $35.0 million of the principal amount of the HEP Senior Notes.

See “—Risk Management” for a discussion of HEP’s interest rate swap contracts.

HEP closed on a public offering of 2,000,000 common units priced at $27.80 per common unit on May 8, 2009. In connection with the offering, HEP granted the underwriters a 30-day option to purchase up to 300,000 additional common units. On May 21, 2009, HEP sold an additional 192,400 common units at a price of $27.80 per common unit pursuant to the underwriters’ exercise of a portion of their over-allotment option. Proceeds from the offering were used to repay bank debt and for general partnership purposes. In addition, we made a capital contribution to HEP to maintain our 2% general partner interest.

We believe our current cash, cash equivalents and marketable securities, along with the net proceeds from the sale of the notes, future internally generated cash flow and funds available under our credit agreement provide sufficient resources to fund currently planned capital projects, including planned capital expenditures at our recently acquired Tulsa Refinery, and our liquidity needs for the foreseeable

Management’s discussion and analysis of financial condition and results of operations future. In addition, components of our growth strategy may include construction of new refinery processing units and the expansion of existing units at our facilities and selective acquisition of complementary assets for our refining operations intended to increase earnings and cash flow. Our ability to acquire complementary assets will be dependent upon several factors, including our ability to identify attractive acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired assets and obtain financing to fund acquisitions and to support our growth, and many other factors beyond our control.

Cash flows—operating activities

Three months ended March 31, 2009 compared to three months ended March 31, 2008

Net cash flows used for operating activities were $2.3 million for the three months ended March 31, 2009 compared to net cash provided of $98.9 million for the three months ended March 31, 2008, a net change of $101.2 million. Net income for the first quarter of 2009 was $23.9 million, an increase of $14.4 million compared to net income of $9.5 million for the first quarter of 2008. Non-cash adjustments consisting of depreciation and amortization, deferred income taxes, equity-based compensation expense, equity in earnings of SLC Pipeline and interest rate swap adjustments resulted in an increase to operating cash flows of $23.8 million for the three months ended March 31, 2009 compared to $11.9 million for the same period in 2008. Additionally, distributions in excess of equity in earnings of HEP increased 2008 operating cash flows by $3.1 million. Changes in working capital items decreased cash flows by $27.2 million for the three months ended March 31, 2009 compared to an increase of $75.8 million for the three months ended March 31, 2008. Additionally, for the three months ended March 31, 2009, turnaround expenditures increased to $27.0 million from $1.4 million in 2008 due to a planned major maintenance turnaround at our Navajo Refinery in the first quarter of 2009.

Year ended December 31, 2008 compared to year ended December 31, 2007

Net cash flows provided by operating activities were $155.5 million for the year ended December 31, 2008 compared to $422.7 million for the year ended December 31, 2007, a decrease of $267.2 million. Net income for 2008 was $127.6 million, a decrease of $206.5 million from $334.1 million for 2007. Additionally, the non-cash items of depreciation and amortization, deferred taxes, equity-based compensation, gain on the sale of HPI and non-cash interest resulting from changes in the fair value of two of HEP’s interest rate swaps resulted in an increase to operating cash flows of $104.2 million for the year ended December 31, 2008 compared to $76.5 million for the year ended December 31, 2007. Distributions in excess of equity in earnings of HEP decreased to $3.1 million for the year ended December 31, 2008 compared to $3.7 million for the year ended December 31, 2007. Working capital items decreased cash flows by $37.0 million in 2008 compared to an increase of $15.0 million in 2007. For the year ended December 31, 2008, inventories decreased by $15.0 million compared to an increase of $11.0 million for 2007. Also for 2008, accounts receivable decreased by $332.0 million compared to an increase of $216.3 million for 2007 and accounts payable decreased by $393.2 million compared to an increase of $264.2 million for 2007. Additionally, for 2008, turnaround expenditures were $34.8 million compared to $2.7 million for 2007.

Year ended December 31, 2007 compared to year ended December 31, 2006

Net cash flows provided by operating activities were $422.7 million for 2007 compared to $245.2 million for 2006, an increase of $177.5 million. Net income in 2007 was $334.1 million, an increase of $67.5 million from net income of $266.6 million for 2006. The non-cash items of depreciation and amortization, deferred taxes, equity-based compensation and gain on sale of assets resulted in an increase to operating cash flows of $76.5 million for the year ended December 31, 2007 compared to $31.4 million for the year ended December 31, 2006. Distributions in excess of equity in earnings of HEP decreased to $3.7 million for the year ended December 31, 2007 compared to

Management’s discussion and analysis of financial condition and results of operations

$7.4 million for the year ended December 31, 2006. Working capital items increased cash flows by $15.0 million in 2007 compared to a decrease of $40.9 million in 2006. For the year ended December 31, 2007, inventories increased by $11.0 million compared to an increase of $33.8 million for the year ended December 31, 2006. Also for 2007, accounts receivable increased by $216.3 million compared to a decrease of $12.1 million for 2006, and accounts payable increased by $264.2 million compared to a decrease of $26.4 million for 2006. Additionally, for 2007, turnaround expenditures were $2.7 million compared to $11.6 million for 2006.

Cash flows—investing activities and planned capital expenditures

Three months ended March 31, 2009 compared to three months ended March 31, 2008

Net cash flows used for investing activities were $70.3 million for the three months ended March 31, 2009 compared to net cash flows provided by investing activities of $83.5 million for the three months ended March 31, 2008, a net change of $153.8 million. Cash expenditures for property, plant and equipment for the first three months of 2009 increased to $99.2 million from $72.8 million for the same period in 2008. These include HEP capital expenditures of $10.6 million and $3.3 million for the three months ended March 31, 2009 and 2008, respectively. During the three months ended March 31, 2009, HEP purchased a 25% joint venture interest in the SLC Pipeline for $25.5 million. Additionally we invested $128.7 million in marketable securities and received proceeds of $183.1 million from the sale or maturity of marketable securities. For the three months ended March 31, 2008, we received $171.0 million in proceeds from our sale of the Crude Pipelines and Tankage Assets to HEP. Also, as a result of our reconsolidation of HEP effective March 1, 2008, our investing activities reflect HEP’s March 1, 2008 cash balance of $7.3 million as a cash inflow. Additionally for the three months ended March 31, 2008, we invested $207.6 million in marketable securities and received proceeds of $185.8 million from the sale or maturity of marketable securities.

Year ended December 31, 2008 compared to year ended December 31, 2007

Net cash flows used for investing activities were $57.8 million for 2008 compared to $293.1 million for 2007, a decrease of $235.3 million. Cash expenditures for property, plant and equipment for 2008 totaled $418.1 million compared to $161.3 million for 2007. Capital expenditures for the year ended December 31, 2008 include $34.3 million attributable to HEP. Also, in 2008 we invested $769.1 million in marketable securities and received proceeds of $945.5 million from the sales and maturities of marketable securities. Additionally for the year ended December 31, 2008, we received $171.0 million in proceeds from our sale of the Crude Pipelines and Tankage Assets to HEP on February 29, 2008. We are also presenting HEP’s March 1, 2008 cash balance of $7.3 million as a cash inflow as a result of our reconsolidation of HEP effective March 1, 2008. For the year ended December 31, 2007, we invested $641.1 million in marketable securities and received proceeds of $509.3 million from sales and maturities of marketable securities.

Year ended December 31, 2007 compared to year ended December 31, 2006

Net cash flows used for investing activities were $293.1 million for 2007 compared to net cash flows provided by investing activities of $35.8 million for 2006, a decrease of $328.9 million. Cash expenditures for property, plant and equipment for 2007 totaled $161.3 million compared to $120.4 million for 2006. Also, in 2007 we invested $641.1 million in marketable securities and received proceeds of $509.3 million from sales and maturities of marketable securities. For the year ended December 31, 2006, we invested $212.0 million in marketable securities and received proceeds of $319.3 million from sales and maturities of marketable securities. Furthermore in 2006, we received cash proceeds of $48.9 million following the sale of our Montana Refinery on March 31, 2006.

Management’s discussion and analysis of financial condition and results of operations

Planned capital expenditures

Holly Corporation

On June 1, 2009 we closed the acquisition of our 85,000 BPSD Tulsa Refinery from Sunoco. See “Our recent acquisition of the Tulsa Refinery.” We plan to construct a new diesel hydrotreater and to expand sulfur recovery capacity, which, once complete, will allow all diesel produced at the Tulsa Refinery to be produced as ULSD. Additionally, this project will allow the Tulsa Refinery to upgrade coker distillate and extracts to ULSD. This project is expected to be mechanically complete in mid-2011 with an expected cost of approximately $150.0 million. Separately, in connection with the modified consent decree that we have assumed with respect to the Tulsa Refinery, we will be required to make certain capital expenditures in order to satisfy obligations under the consent decree, including requirements for NOx reduction from the refinery’s heaters and boilers and requirements to reduce sulfur levels in the refinery’s fuel gas loop. We estimate that the capital expenditures required to address the consent decree requirements will be approximately $23.0 million to be expended through 2013. Additionally, we expect to incur approximately $10.0 million to $15.0 million annually in sustaining capital expenditures at the Tulsa Refinery that is also not included in our 2009 capital budget.

Each year our board of directors approves in our annual capital budget capital projects that our management is authorized to undertake. Additionally, at times when conditions warrant or as new opportunities arise, other or special projects may be approved. The funds allocated for a particular capital project may be expended over a period of several years, depending on the time required to complete the project. Therefore, our planned capital expenditures for a given year consist of expenditures approved for capital projects included in the current year’s capital budget as well as, in certain cases, expenditures approved for capital projects in capital budgets for prior years. Our total capital budget for 2009 is $19.8 million, not including the capital projects approved in prior years, and our expansion and feedstock flexibility projects at the Navajo and Woods Cross Refineries, as described below, or the purchase of and capital projects for the Tulsa Refinery. That capital budget is comprised of $11.4 million for refining improvement projects for the Navajo Refinery, $5.3 million for projects at the Woods Cross Refinery, $0.4 million for marketing-related projects, $1.4 million for asphalt plant projects and $1.3 million for other miscellaneous projects.

At the Navajo Refinery, we are proceeding with major capital projects including expanding refinery capacity to 100,000 BPSD in phase I and then in phase II, developing the capability to run up to 40,000 BPSD of heavy type crudes. Phase I requires the installation of a new 15,000 BPSD mild hydrocracker, 28 MMSCFSD hydrogen plant and the expansion of our Lovington crude and vacuum units. As of March 31, 2009, phase I is mechanically complete. The total cost of phase I is now expected to be $187.4 million.

Phase II involves the installation of a new 18,000 BPSD solvent deasphalter and the revamp of our Artesia crude and vacuum units. Phase II is expected to be mechanically complete in the fourth quarter of 2009 at a cost of approximately $98.0 million.

We are also proceeding with a project to add asphalt tankage at the Navajo Refinery and at the Holly Asphalt Company facility in Artesia, New Mexico to enhance asphalt economics by storing asphalt during the winter months when asphalt prices are generally lower. These asphalt tank additions and an approved upgrade of our rail loading facilities at the Artesia refinery are estimated to cost approximately $21.0 million and are expected to be completed at the same time as the phase II project.

During the first quarter of 2009, the Navajo Refinery also installed a new 100 ton per day sulfur recovery unit at a cost of approximately $31.0 million.

The phase I Navajo projects discussed above and the addition of the sulfur recovery unit are currently in the process of start-up and will enable the Navajo Refinery to process 100,000 BPSD of crude with up to 40% of that crude being lower cost heavy crude oil. The projects will also increase the yield of

Management’s discussion and analysis of financial condition and results of operations diesel, supply Holly Asphalt Company with all of its performance grade asphalt requirements, increase refinery liquid volume yield, increase the refinery’s capacity to process outside feedstocks, and enable the refinery to meet new LSG specifications required by the EPA.

At the Woods Cross Refinery, we have increased the refinery’s capacity from 26,000 BPSD to 31,000 BPSD while increasing its ability to process lower cost crude. The project involved installing a new 15,000 BPSD mild hydrocracker, sulfur recovery facilities, Black Wax desalting equipment and Black Wax unloading systems. The total cost of this project was approximately $122.0 million. The project was mechanically complete in the fourth quarter of 2008 and is in the start-up phase. These improvements will also provide the necessary infrastructure for future expansions of crude capacity and enable the refinery to meet new LSG specifications as required by the EPA.

To fully take advantage of the economics on the Woods Cross Refinery expansion project, additional crude pipeline capacity will be required to move Canadian crude to the Woods Cross Refinery. HEP’s joint venture pipeline with Plains will permit the transportation of additional crude oil into the Salt Lake City area. HEP’s joint venture project with Plains is further described under the “HEP” section of this discussion of planned capital expenditures.

In December 2007, we entered into a definitive agreement with Sinclair to jointly build a 12-inch refined products pipeline from Salt Lake City, Utah to Las Vegas, Nevada, together with terminal facilities in the Cedar City, Utah and north Las Vegas areas. Under the agreement, we own a 75% interest in the joint venture pipeline and Sinclair owns the remaining 25% interest. The initial capacity of the pipeline will be 62,000 BPD, with the capacity for further expansion to 120,000 BPD. The total cost of the pipeline project including terminals is expected to be $300.0 million, with our share of the cost totaling $225.0 million. In connection with this project, we have entered into a 10-year commitment to ship an annual average of 15,000 barrels per day of refined products on the UNEV Pipeline at an agreed tariff. Our commitment for each year is subject to reduction by up to 5,000 barrels per day in specified circumstances relating to shipments by other shippers. We have an option agreement with HEP granting HEP an option to purchase all of our equity interests in this joint venture pipeline effective for a 180-day period commencing when the UNEV Pipeline becomes operational, at a purchase price equal to our investment in this joint venture pipeline plus interest at 7% per annum.

The UNEV project is in the final stage of the Bureau of Land Management permit process. Since it is anticipated that the permit to proceed will now be received in mid-2009, we are currently evaluating whether to maintain the current completion schedule for UNEV of early 2010 or whether from a commercial perspective it would be better to delay completion until the fall of 2010.

In July 2008, we announced an agreement by one of our subsidiaries to transport crude oil on Centurion Pipeline L.P.’s pipeline from Cushing, Oklahoma to Slaughter, Texas. Our board of directors approved capital expenditures of up to $97.0 million to build the necessary infrastructure including a 70-mile pipeline from Centurion’s Slaughter Station to Lovington, New Mexico, and a 65-mile pipeline running from Lovington to Artesia, New Mexico. It also includes a 37-mile pipeline that will connect HEP’s Artesia gathering system to our Lovington facility for processing. This will permit the segregation of heavy crude oil for our crude / vacuum unit in Artesia and provide Artesia area crude oil producers additional access to markets. We sold the 65-mile Lovington to Artesia, New Mexico pipeline to HEP on June 1, 2009 for $34.2 million. Under the provisions of our omnibus agreement with HEP, HEP will have an option to purchase the remaining transportation assets described above upon our completion of these projects. We expect to complete these projects in the fourth quarter of 2009. We plan to grant HEP the option to purchase these transportation assets upon our completion of the project.

In 2009, we expect to spend approximately $275.0 million on currently approved capital projects, including sustaining capital and turnaround costs. This amount consists of certain carryovers of capital projects from previous years, less carryovers to subsequent years of certain of the currently approved

Management’s discussion and analysis of financial condition and results of operations capital projects. This amount does not include costs of our Tulsa Refinery acquisition including expected improvement costs.

In October 2004, the American Jobs Creation Act of 2004 (“2004 Act”) was signed into law. Among other things, the 2004 Act creates tax incentives for small business refiners incurring costs to produce ULSD. The 2004 Act provided an immediate deduction of 75% of certain costs paid or incurred to comply with the ULSD standards, and a tax credit based on ULSD production of up to 25% of those costs. In August 2005, the Energy Policy Act of 2005 (“2005 Act”) was signed into law. Among other things, the 2005 Act created tax incentives for refiners by providing for an immediate deduction of 50% of certain refinery capacity expansion costs when the expansion assets are placed in service. We believe the capacity expansion projects at the Navajo and Woods Cross Refineries will qualify for this deduction.

The above mentioned regulatory compliance items, including the ULSD and LSG requirements, or other presently existing or future environmental regulations could cause us to make additional capital investments beyond those described above and incur additional operating costs to meet applicable requirements.

HEP

Each year the Holly Logistic Services, L.L.C. board of directors approves HEP’s annual capital budget, which specifies capital projects that HEP management is authorized to undertake. Additionally, at times when conditions warrant or as new opportunities arise, special projects may be approved. The funds allocated for a particular capital project may be expended over a period of several years, depending on the time required to complete the project. Therefore, HEP’s planned capital expenditures for a given year consist of expenditures approved for capital projects included in their current year’s capital budget as well as, in certain cases, expenditures approved for capital projects in capital budgets for prior years. The 2009 HEP capital budget is comprised of $3.7 million for maintenance capital expenditures and $2.2 million for expansion capital expenditures. Additionally, capital expenditures planned in 2009 include approximately $43.0 million for capital projects approved in prior years, most of which relate to the expansion of HEP’s pipeline between Artesia, New Mexico and El Paso, Texas (the “South System”) and the joint venture with Plains discussed below.

In October 2007, we amended our 15 year pipelines and terminals agreement with HEP (the “HEP PTA”) under which HEP has agreed to expand the South System. The expansion of the South System includes replacing 85 miles of 8-inch pipe with 12-inch pipe, adding 150,000 barrels of refined product storage at HEP’s El Paso Terminal, improving existing pumps, adding a tie-in to the Kinder Morgan pipeline to Tucson and Phoenix, Arizona, and making related modifications. The cost of this project is estimated to be $48.3 million. Construction of the South System pipe replacement and storage tankage is substantially complete. The improvements to Kinder Morgan’s El Paso pump station are expected to be completed by July 2009.

In March 2009, HEP acquired a 25% joint venture interest in the new 95-mile intrastate SLC Pipeline jointly owned by Plains All American Pipeline, L.P. (“Plains”) and HEP. The SLC Pipeline allows various refiners in the Salt Lake City area, including our Woods Cross Refinery, to ship up to 120,000 BPD of crude oil into the Salt Lake City area from the Utah terminus of the Frontier Pipeline as well as crude oil flowing from Wyoming and Utah via Plains’ Rocky Mountain Pipeline. The total cost of HEP’s investment in the SLC Pipeline was $25.5 million.

In June 2009, HEP acquired from us a newly constructed 65-mile Lovington to Artesia, New Mexico pipeline. The purchase price was $34.2 million.

HEP is currently working on a capital improvement project that will provide increased flexibility and capacity to its intermediate pipelines enabling it to accommodate increased volumes following the completion of our Navajo Refinery capacity expansion. This project is expected to be completed in mid-2009 at an estimated cost of $6.4 million.

Management’s discussion and analysis of financial condition and results of operations

Cash flows—financing activities

Three months ended March 31, 2009 compared to three months ended March 31, 2008

Net cash flows provided by financing activities were $85.7 million for the three months ended March 31, 2009 compared to net cash used for financing activities of $96.1 million for the three months ended March 31, 2008, a net change of $181.8 million. During the three months ended March 31, 2009, we received advances under our then existing credit agreement of $55.0 million, purchased $1.2 million in common stock from employees to provide funds for the payment of payroll and income taxes due upon the vesting of certain share-based incentive awards, paid $7.5 million in dividends, received a $4.8 million contribution from our UNEV Pipeline joint venture partner and recognized $2.2 million in excess tax benefits on our equity based compensation. Also during this period, HEP received net advances of $40.0 million under the HEP Credit Agreement, paid distributions of $6.9 million to noncontrolling interest holders and purchased $0.6 million in HEP common units in the open market for recipients of its 2009 restricted unit grants. For the three months ended March 31, 2008, we purchased $102.9 million in treasury stock, paid $6.4 million in dividends, received $0.3 million for common stock issued upon the exercise of stock options, recognized $3.2 million in excess tax benefits on our equity based compensation and incurred $0.4 million in deferred financing costs. For this same period, HEP received advances of $10.0 million under the HEP Credit Agreement.

Year ended December 31, 2008 compared to year ended December 31, 2007

Net cash flows used for financing activities were $151.3 million for 2008 compared to $189.4 million for 2007, a decrease of $38.1 million. For the period from March 1, 2008 through December 31, 2008, HEP had net short-term borrowings of $29.0 million under the HEP Credit Agreement and purchased $0.8 million in HEP common units in the open market for restricted unit grants. Additionally in 2008, we paid an aggregate of $0.9 million in deferred financing costs related to our credit agreement and the HEP Credit Agreement. Under our common stock repurchase program, we purchased treasury stock of $151.1 million in 2008. We also paid $29.1 million in dividends, received a $17.0 million contribution from our UNEV Pipeline joint venture partner, received $1.0 million for common stock issued upon the exercise of stock options and recognized $5.7 million in excess tax benefits on our equity based compensation during 2008. Also during this period, HEP paid $22.1 million in distributions to noncontrolling interest holders. During 2007, we purchased treasury stock of $207.2 million under our stock repurchase program, paid $23.2 million in dividends, received $2.3 million for common stock issued upon the exercise of stock options and recognized $30.4 million in excess tax benefits on our equity based compensation. During 2007, we also received an $8.3 million contribution from our UNEV Pipeline joint venture partner.

Year ended December 31, 2007 compared to year ended December 31, 2006

Net cash flows used for financing activities were $189.4 million for 2007 compared to $175.9 million for 2006, an increase of $13.5 million. Under our common stock repurchase program, we purchased treasury stock of $207.2 million in 2007. We also paid $23.2 million in dividends, received $2.3 million for common stock issued upon the exercise of stock options and recognized $30.4 million in excess tax benefits on our equity based compensation during 2007. During 2006, we purchased treasury stock of $175.4 million under our stock repurchase program, paid $15.0 million in dividends, received $2.6 million for common stock issued upon the exercise of stock options and recognized $11.8 million in excess tax benefits on our equity based compensation. During 2007, we also received an $8.3 million contribution from our UNEV Pipeline joint venture partner.

Contractual obligations and commitments

The following table presents our long-term contractual obligations as of December 31, 2008 in total and by period due beginning in 2009. Effective March 1, 2008, we reconsolidated HEP. As a result, the table below

Management’s discussion and analysis of financial condition and results of operations does not include our contractual obligations to HEP under our three long-term transportation agreements with HEP. A description of these agreements is provided under “Business—Holly Energy Partners, L.P.” Also, the table below does not reflect renewal options on our operating leases that are likely to be exercised.

		Payments due by period
		Less than			Over 5
Contractual obligations(1)(2)	Total	1 year	1-3 years	3-5 years	years

	(in thousands)

Holly Corporation
Operating leases	$6,062	$2,461	$3,327	$190	$84
Hydrogen supply agreement(3)	91,570	6,315	12,630	12,630	59,995
Other service agreements(4)	13,953	2,371	3,970	3,857	3,755

	111,585	11,147	19,927	16,677	63,834
Holly Energy Partners
Long-term debt—principal(5)	356,000	—	171,000	—	185,000
Long-term debt—interest(6)	85,240	15,344	29,427	23,125	17,344
Pipeline operating and right of way leases	54,473	6,364	12,709	12,645	22,755
Other agreements	23,049	5,221	5,178	4,600	8,050

	518,762	26,929	218,314	40,370	233,149

Total	$630,347	$38,076	$238,241	$57,047	$296,983

(1)	Amounts shown do not include obligations under crude oil transportation agreements providing that we will ship quantities of crude oil with each agreement having initial terms of 10 years. Our obligations under these agreements are subject to certain conditions including completion of construction and expansion projects by the transportation companies. Our shipping commitments shall begin upon completion of these projects which we expect to begin in the fourth quarter of 2009 with the remaining commitments to be phased in through the first quarter of 2011. In addition, amounts shown do not include our 10-year commitment to ship on the UNEV Pipeline, in which we own a 75% interest, an annual average of 15,000 barrels per day of refined products at an agreed tariff. Our commitment to ship on the UNEV Pipeline will begin with the completion of the pipeline.

(2)	We may be required to make cash outlays related to our unrecognized tax benefits. However, due to the uncertainty of the timing of future cash flows associated with our unrecognized tax benefits, we are unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities. Accordingly, unrecognized tax benefits of $4.4 million as of December 31, 2008, have been excluded from the contractual obligations table above. For further information related to unrecognized tax benefits, see Note 12 to the Consolidated Financial Statements included elsewhere in this offering memorandum.

(3)	We have entered into a long-term supply agreement to secure a hydrogen supply source for our Woods Cross Refinery hydrotreater unit. The contract commits us to purchase a minimum of 5 million standard cubic feet of hydrogen per day at market prices over a fifteen year period commencing July 1, 2008. The contract also requires the payment of a base facility charge for use of the supplier’s facility over the supply term. We have estimated the future payments in the table above using current market rates. Therefore, actual amounts expended for this obligation in the future could vary significantly from the amounts presented above.

(4)	Other services agreements include $13.4 million for transportation of natural gas and feedstocks to our refineries under contracts expiring in 2015 and 2016; and various service contracts with expiration dates through 2011.

(footnotes continued on following page)

Management’s discussion and analysis of financial condition and results of operations

(5) HEP’s long-term debt consists of the $185.0 million principal balance on the HEP Senior Notes and $171.0 million of outstanding principal under the HEP Credit Agreement all of which has been classified as long-term debt.

(6)	Interest payments consist of interest on HEP’s 6.25% Senior Notes and interest on long-term debt under the HEP Credit Agreement. Interest on the long term debt under the HEP Credit Agreement is based on the effective interest rate of 2.21% at December 31, 2008.

During the three months ended March 31, 2009, we received advances of $55.0 million under our then existing credit agreement that were classified as short term borrowings.

On June 1, 2009 we acquired our 85,000 BPSD Tulsa Refinery from Sunoco for $65.0 million. Under the terms of the purchase agreement, we agreed to purchase related inventory from Sunoco. The inventory was valued at market prices at closing and we expect to pay between $90 and $100 million for the inventory by July 1, 2009. See “Our recent acquisition of the Tulsa Refinery.”

There were no other significant changes to our contractual obligations and commitments during the three months ended March 31, 2009.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities as of the date of the financial statements. Actual results may differ from these estimates under different assumptions or conditions. We consider the following policies to be the most critical to understanding the judgments that are involved and the uncertainties that could impact our results of operations, financial condition and cash flows. For additional information, see Note 1 to the Consolidated Financial Statements “Description of Business and Summary of Significant Accounting Policies” included elsewhere in this offering memorandum.

Inventory valuation

Our crude oil and refined product inventories are stated at the lower of cost or market. Cost is determined using the LIFO inventory valuation methodology, and market is determined using current estimated selling prices. Under the LIFO method, the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. In periods of rapidly declining prices, LIFO inventories may have to be written down to market due to the higher costs assigned to LIFO layers in prior periods. In addition, the use of the LIFO inventory method may result in increases or decreases to cost of sales in years when inventory volumes decline and result in charging cost of sales with LIFO inventory costs generated in prior periods. Historically, our LIFO inventory layers have been valued at historical costs that were established in years when price levels were generally lower; therefore, our results of operation are less sensitive to current market price reductions. An actual valuation of inventory under the LIFO method can be made only at the end of each year based on the inventory levels at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and are subject to the final year-end LIFO inventory valuation.

Deferred maintenance costs

Our refinery units require regular major maintenance and repairs that are commonly referred to as “turnarounds.” Catalysts used in certain refinery processes also require routine “change-outs.” The required frequency of the maintenance varies by unit and by catalyst, but generally is every two to five years. In order to minimize downtime during turnarounds, we utilize contract labor as well as our maintenance personnel on a continuous 24 hour basis. Whenever possible, turnarounds are scheduled so

Management’s discussion and analysis of financial condition and results of operations that some units continue to operate while others are down for maintenance. We record the costs of turnarounds as deferred charges and amortize the deferred costs over the expected periods of benefit.

Long-lived assets

We calculate depreciation and amortization based on estimated useful lives and salvage values of our assets. When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, factors such as competition, regulation or environmental matters could cause us to change our estimates, thus impacting the future calculation of depreciation and amortization. We evaluate long-lived assets for potential impairment by identifying whether indicators of impairment exist and, if so, assessing whether the long-lived assets are recoverable from estimated future undiscounted cash flows. The actual amount of impairment loss, if any, to be recorded is equal to the amount by which a long-lived asset’s carrying value exceeds its fair value. Estimates of future discounted cash flows and fair values of assets require subjective assumptions with regard to future operating results and actual results could differ from those estimates. No impairments of long-lived assets were recorded during the three months ended March 31, 2009 and the years ended December 31, 2008, 2007 and 2006.

Variable interest entity

HEP is a variable interest entity as defined under Financial Accounting Standards Board Interpretation No. 46R. Under the provisions of FIN No. 46R, HEP’s purchase of the Crude Pipelines and Tankage Assets qualified as a reconsideration event whereby we reassessed our beneficial interest in HEP. Following this transaction, we determined that our beneficial interest in HEP exceeded 50%. Accordingly, we reconsolidated HEP effective March 1, 2008 and no longer account for our investment in HEP under the equity method of accounting.

Contingencies

We are subject to proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

New accounting pronouncements

Statement of Financial Accounting Standard (“SFAS”) No. 160 “Noncontrolling Interests in Consolidated Financial Statements—an Amendment of Accounting Research Bulletin No. 51”

In December 2007, the FASB issued SFAS No. 160, which changes the classification of noncontrolling interests, also referred to as minority interests, in the consolidated financial statements. We adopted this standard effective January 1, 2009. As a result, all previous references to “minority interest” in our historical financial statements have been replaced with “noncontrolling interest.” Additionally, net income attributable to the noncontrolling interest in our HEP subsidiary is now presented as an adjustment to net income to arrive at “Net income attributable to Holly Corporation stockholders” in our Consolidated Statements of Income. Prior to our adoption of this standard, this amount was presented as “Minority interests in earnings of Holly Energy Partners,” a non-operating expense item before “Income before income taxes.” Additionally, equity attributable to noncontrolling interests is now presented as a separate component of total equity in our Consolidated Financial Statements. We have adopted this standard on a retrospective basis. While this presentation differs from previous GAAP requirements, this standard did not affect our net income and equity attributable to Holly Corporation stockholders.

Management’s discussion and analysis of financial condition and results of operations

SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of SFAS No. 133.”

In March 2008, the FASB issued SFAS No. 161, which amends and expands the disclosure requirements of SFAS 133 to include disclosure of the objectives and strategies related to an entity’s use of derivative instruments, disclosure of how an entity accounts for its derivative instruments and disclosure of the financial impact including effect on cash flows associated with derivative activity. We adopted this standard effective as of January 1, 2009. See “—Risk Management” below for disclosure of HEP’s derivative instruments and hedging activity.

RISK MANAGEMENT

We use certain strategies to reduce some commodity price and operational risks. We do not attempt to eliminate all market risk exposures when we believe that the exposure relating to such risk would not be significant to our future earnings, financial position, capital resources or liquidity or that the cost of eliminating the exposure would outweigh the benefit.

HEP uses interest rate derivatives to manage its exposure to interest rate risk. As of March 31, 2009, HEP had three interest rate swap contracts.

HEP has an interest rate swap that hedges its exposure to the cash flow risk caused by the effects of LIBOR changes on the $171.0 million advance on the HEP Credit Agreement that HEP used to finance its purchase of the Crude Pipelines and Tankage Assets from us. This interest rate swap effectively converts their $171.0 million London Interbank Offered Rate (“LIBOR”) based debt to fixed rate debt having an interest rate of 3.74% plus an applicable margin of 1.75% as of March 31, 2009, which equaled an effective interest rate of 5.49%. The maturity date of this swap contract is February 28, 2013. HEP intends to renew the HEP Credit Agreement prior to its expiration in August 2011 and continue to finance the $171.0 million balance until the swap matures.

HEP designated this interest rate swap as a cash flow hedge. Based on its assessment of effectiveness using the change in variable cash flows method, HEP determined that this interest rate swap is effective in offsetting the variability in interest payments on the $171.0 million variable rate debt resulting from changes in the LIBOR. Under hedge accounting, HEP adjusts its cash flow hedge on a quarterly basis to its fair value with the offsetting fair value adjustment to accumulated other comprehensive income. Also on a quarterly basis, HEP measures hedge effectiveness by comparing the present value of the cumulative change in the expected future interest to be paid or received on the variable leg of the swap against the expected future interest payments on the $171.0 million variable rate debt. Any ineffectiveness is reclassified from accumulated other comprehensive income to interest expense. As of March 31, 2009, HEP had no ineffectiveness on its cash flow hedge.

HEP also has an interest rate swap contract that effectively converts interest expense associated with $60.0 million of the HEP 6.25% Senior Notes from fixed to variable rate debt (“Variable Rate Swap”). Under this swap contract, interest on the $60.0 million notional amount is computed using the three-month LIBOR plus a spread of 1.1575%, which equaled an effective interest rate of 2.42% as of March 31, 2009. The maturity date of this swap contract is March 1, 2015, matching the maturity of the HEP Senior Notes.

In October 2008, HEP entered into an additional interest rate swap contract, effective December 1, 2008, that effectively unwinds the effects of the Variable Rate Swap discussed above, converting $60.0 million of its hedged long-term debt back to fixed rate debt (“Fixed Rate Swap”). Under the Fixed Rate Swap, interest on a notional amount of $60.0 million is computed at a fixed rate of 3.59% versus three-month LIBOR which when added to the 1.1575% spread on the Variable Rate Swap results in an effective fixed interest rate of 4.75%. The maturity date of this swap contract is December 1, 2013.

Management’s discussion and analysis of financial condition and results of operations

Prior to the execution of HEP’s Fixed Rate Swap, the Variable Rate Swap was designated as a fair value hedge of $60.0 million in outstanding principal under the HEP Senior Notes. HEP de-designated this hedge in October 2008. At this time, the carrying balance of the HEP Senior Notes included a $2.2 million premium due to the application of hedge accounting until the de-designation date. This premium is being amortized as a reduction to interest expense over the remaining term of the Variable Rate Swap.

HEP’s interest rate swaps not having a “hedge” designation are measured quarterly at fair value either as an asset or a liability in the consolidated balance sheets with the offsetting fair value adjustment to interest expense. For the three months ended March 31, 2009, HEP recognized $0.2 million in interest expense attributable to fair value adjustments to its interest rate swaps.

HEP records interest expense equal to the variable rate payments under the swaps. Receipts under the swap agreements are recorded as a reduction of interest expense.

The interest rate swaps are valued using level 2 inputs. Additional information on HEP’s interest rate swaps at March 31, 2009 is as follows:

	Balance sheet		Location of	Offsetting
Interest rate swaps	location	Fair value	offsetting balance	amount

	(in thousands)

Asset
Fixed-to-variable interest	Other assets	$3,762	Long-term debt—HEP	$(2,051)
rate swap—$60 million of			Equity	(1,942	)(1)
6.25% Senior Notes			Interest expense	231	(2)

		$3,762		$(3,762)

Liability
Cash flow hedge—	Other long-term		Accumulated other
$171 million LIBOR based debt	liabilities	$(13,117)	comprehensive loss	$13,117

Variable-to-fixed interest	Other long-term		Equity	4,166	(1)
rate swap—$60 million	liabilities	(4,064)	Interest Expense	(102)

		$(17,181)		$17,181

(1)	Represents prior year charges to interest expense.

(2)	Net of amortization of premium attributable to de-designated hedge.

We have reviewed publicly available information on our counterparties in order to review and monitor their financial stability and assess their ongoing ability to honor their commitments under the interest rate swap contracts. We have not experienced, nor do we expect to experience, any difficulty in the counterparties honoring their respective commitments.

We invest a substantial portion of available cash in investment grade, highly liquid investments with maturities of three months or less, and, hence, the interest rate market risk implicit in these cash investments is low. We also invest the remainder of available cash in portfolios of highly rated marketable debt securities, primarily issued by government entities, that have an average remaining duration (including any cash equivalents invested) of not greater than one year, and, hence, the interest rate market risk implicit in these investments is also low. A hypothetical 10% change in the market interest rate over the next year would not materially impact our earnings, cash flow or financial condition since any borrowings under the credit facilities and our investments are at market rates and interest on borrowings and cash investments has historically not been significant as compared to our total operations.

Management’s discussion and analysis of financial condition and results of operations

Our operations are subject to normal hazards of operations, including fire, explosion and weather-related perils. We maintain various insurance coverages, including business interruption insurance, subject to certain deductibles. We are not fully insured against certain risks because such risks are not fully insurable, coverage is unavailable, or premium costs, in our judgment, do not justify such expenditures.

We have a risk management oversight committee that is made up of members from our senior management. This committee oversees our risk enterprise program, monitors our risk environment and provides direction for activities to mitigate identified risks that may adversely affect the achievement of our goals.